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             CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated August 22, 1997, relating to the financial statements of Nuclear Cooling, Inc., d/b/a Marlo Coil, as of June
30, 1997 and 1996, and for each of the two years in the period ended June 30, 1997 (and to all references to our Firm), included in or made a part of this registration statement.


/s/ Arthur Andersen LLP

Arthur Andersen LLP
St. Louis, Missouri
March 9, 1999